Exhibit 99.1

DSP Group Inc. Reports First Quarter 2003 Earnings

Revenues for the first quarter increased 37% YoY

Net income for the first quarter increased 59% YoY

SANTA CLARA, Calif., April 21, 2003—DSP Group, Inc. (NASDAQ: DSPG) today announced the results for the quarter ended March 31, 2003.

The company announced first quarter 2003 revenues of $29,011,000, an increase of 37% from revenues of $21,126,000 for the first quarter of 2002. Net income for the first quarter of 2003 was $4,267,000, an increase of 59% from $2,690,000 for the first quarter of 2002. Diluted earnings per share (EPS) for the first quarter of 2003 increased by 50% to $0.15, compared with $0.10, for the first quarter of 2002. Net income and diluted EPS for the first quarter of 2002 included the results of operations of the DSP cores licensing business, that was spun off, which amounted to $515,000 and $0.02 per share, respectively.

Eli Ayalon, Chairman and Chief Executive Officer of the company, stated: “We are very pleased with our first quarter 2003 results as we continued to grow our top line while maintaining a high profitability level. We also have good visibility into the second quarter of 2003”.

Boaz Edan, Chief Operating Officer of the company, said: “The revenue growth was driven by new models of 2.4GHz chipsets shipped by our OEM customers and the initial shipments of a new chip with advanced technology that translates Caller ID Text into voice and enables a “Talking Caller ID” functionality”.

About DSP Group

DSP Group, Inc. is a fabless semiconductor company that is a leader in the short-range wireless market. By combining its DSP cores technology with advanced RF, communication technology and speech-processing algorithms, DSP Group is a worldwide leader in developing and providing short-range communication applications that include digital 900MHz, 2.4GHz, DECT (1.9GHz), 5.8GHz and Bluetooth for voice and data communication in residential, SOHO, SME, enterprise and automotive applications. DSP Group’s products include advanced RF CMOS and communications technology. DSP Group also develops and markets embedded, integrated silicon/software solution for Voice-over-Digital-Subscriber Line (VoDSL) and Voice-over-Internet-Protocol (VoIP) applications, as well as other Voice-over-Packet applications for Integrated Access Device (IAD) and IP phone. More information about DSP Group is available at www.dspg.com.

This press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements made by Mr. Ayalon relating to good visibility into the second quarter of 2003. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. DSP Group’s actual results could differ materially from those described in this press release as a result of various factors, including, the acceptance by customers of DSP Group’s products, DSP Group’s ability to differentiate its products from those of its competitors in the same market and the general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may effect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for the year ended December 31, 2002, as well as other report, including Form 10-Qs, DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Earnings conference call

DSP Group has scheduled a conference call for 8:00 a.m. EDT today to discuss first quarter results and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://www.dspg.com/ir/investor_messageb.html

For more information, please contact Yaniv Arieli, President of US Operations, Investor Relations, DSP Group at (408) 986-4423.

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
	(Unaudited)	(Unaudited)
Revenues	$29,011	$21,126
Cost of revenues	16,777	12,612

Gross profit	12,234	8,514
Operating expenses:
Research and development	5,120	4,904
Sales and marketing	2,316	1,936
General and administrative	1,581	930
Aborted spin off expenses and other	—	865

Total operating expenses	9,017	8,635

Operating income (loss)	3,217	(121)
Other income :
Interest and other income, net	1,924	2,609

Income before taxes on income	5,141	2,488
Taxes on income	874	313

Net income from continuing operations	4,267	2,175
Net income from discontinued operations (*)	—	515

Net income	$4,267	$2,690

Net earnings per share for continuing operations:
Basic	$0.16	$0.08
Diluted	$0.15	$0.08
Net earnings per share for discontinued operations:
Basic	$0.00	$0.02
Diluted	$0.00	$0.02
Net earnings per share (combined):
Basic	$0.16	$0.10
Diluted	$0.15	$0.10
Weighted average number of shares of common stock used in the computation of:
Basic	27,324	26,951
Diluted	28,428	28,059

(*) Related to the DSP cores licensing business (Ceva) which was discontinued in November 2002 following the combination with Parthus Technologies plc to form ParthusCeva, Inc.

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$37,137	$39,919
Marketable securities	55,536	45,371
Trade receivables, net	11,359	4,873
Inventories	6,290	6,916
Other accounts receivable	1,474	1,352
Deferred income taxes	1,685	1,685
Assets of discontinued operation, net	2,665	4,737

Total current assets	116,146	104,853
Property and equipment, net	4,677	4,690
Long term marketable securities	147,026	150,692
Investment in equity security of traded companies	12,231	12,031
Other assets, net	381	386
Severance pay fund	1,790	1,616
Goodwill	5,804	5,804

Total Assets	$288,055	$280,072

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payable	$8,742	$6,745
Other current liabilities	22,203	21,552

Total current liabilities	30,945	28,297
Long term liabilities:
Accrued severance pay	1,832	1,686
Deferred income taxes	2,470	2,371

Total long term liabilities	4,302	4,057
Stockholders’ equity:
Common stock	27	27
Additional paid-in capital	157,267	156,443
Less cost of treasury stock	(85)	—
Accumulated other comprehensive income	672	476
Retained earnings	94,927	90,772

Total stockholders’ equity	252,808	247,718

Total liabilities and stockholders’ equity	$288,055	$280,072